EXHIBIT 4.1

                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
            GLOBAL EXPRESS CAPITAL REAL ESTATE INVESTMENT FUND I, LLC
                      (A NEVADA LIMITED LIABILITY COMPANY)
                            DATED AS OF JUNE 20, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I INTERPRETATION ...............................................    B-1
SECTION 1.1 Definitions ................................................    B-1
SECTION 1.2 Terms Defined Elsewhere ....................................    B-4
SECTION 1.3 Captions ...................................................    B-5
SECTION 1.4 Construction ...............................................    B-5

ARTICLE II THE COMPANY AND ITS BUSINESS ................................    B-5
SECTION 2.1 Formation of Company .......................................    B-5
SECTION 2.2 Name .......................................................    B-5
SECTION 2.3 Term of Company ............................................    B-5
SECTION 2.4 Purposes of Company ........................................    B-5
SECTION 2.5 Registered Office and Registered Agent
            and Principal Business Office ..............................    B-5
SECTION 2.6 Filings ....................................................    B-5
SECTION 2.7 Names of Members ...........................................    B-6
SECTION 2.8 Recapitalization, Acquisitions, Restructuring and Mergers ..    B-6

ARTICLE III COMPANY INTERESTS AND CAPITALIZATION .......................    B-6
SECTION 3.1 Capital Contribution of the Manager ........................    B-6
SECTION 3.2 Capital Contributions of Members ...........................    B-6
SECTION 3.3 No Withdrawal of Capital Contributions;
            Return of Capital Contributions ............................    B-7
SECTION 3.4 No Obligation to Restore Negative Balances
            in Capital Accounts ........................................    B-7
SECTION 3.5 Liability of Manager and Member
            and their Affiliates .......................................    B-7
SECTION 3.6 Contributions of Existing Loans ............................    B-7

ARTICLE IV ALLOCATIONS OF PROFITS, LOSS AND CAPITAL ACCOUNTS ...........    B-7
SECTION 4.1 Allocation of Net Income and Net Loss ......................    B-7
SECTION 4.2 Other Allocation Provisions ................................    B-8
SECTION 4.3 Allocations for Income Tax Purposes ........................    B-11
SECTION 4.4 Withholding ................................................    B-11
SECTION 4.5 Capital Accounts ...........................................    B-11

ARTICLE V DISTRIBUTIONS ................................................    B-12
SECTION 5.1 Distributions ..............................................    B-12
SECTION 5.2 Certain State and Local Taxes ..............................    B-12
SECTION 5.3 Timing of Distributions ....................................    B-13
SECTION 5.4 Limitations on Distributions ...............................    B-13
SECTION 5.5 Reserves ...................................................    B-13
SECTION 5.6 Tax Distributions ..........................................    B-13
SECTION 5.7 Incorrect Distributions ....................................    B-13
SECTION 5.8 Distributions in Kind ......................................    B-13

                                                                            PAGE
                                                                            ----
Article VI DISTRIBUTION REINVESTMENT PLAN ..............................    B-14
Section 6.1 Members' Reinvested Distributions ..........................    B-14
Section 6.2 Purchase of Additional Units ...............................    B-14
Section 6.3 Statement of Account .......................................    B-14
Section 6.4 Unit Certificate ...........................................    B-14
Section 6.5 Continued Suitability Requirements .........................    B-14
Section 6.6 Changes or Termination of the Plan .........................    B-14

ARTICLE VII MANAGEMENT .................................................    B-15
Section 7.1 Management Powers of the Manager ...........................    B-15
Section 7.2 Manager's Obligations ......................................    B-16
Section 7.3 Procedures .................................................    B-17
Section 7.4 Manager's Duty to Devote Time ..............................    B-17
Section 7.5 Conduct of Manager; Limited Liability
            of the Manager .............................................    B-17
Section 7.6 Indemnification ............................................    B-17
Section 7.7 Certain Transactions between the Company and
            the Manager and its Affiliates .............................    B-18
Section 7.8 Removal of Manager; Successor ..............................    B-19
Section 7.9 No Borrowing ...............................................    B-19

ARTICLE VIII BOOKS OF ACCOUNT; BANK ACCOUNTS; TAXES ....................    B-19
SECTION 8.1 Books of Account ...........................................    B-19
SECTION 8.2 Bank Accounts ..............................................    B-20
SECTION 8.3 Tax Returns ................................................    B-20
SECTION 8.4 Tax Matters Partner ........................................    B-20
SECTION 8.5 Books and Records ..........................................    B-20
SECTION 8.6 Financial Reports and Returns ..............................    B-20

ARTICLE IX ADMISSION OF MEMBERS ........................................    B-21
Section 9.1 Admission of Members .......................................    B-21

ARTICLE X TRANSFERS OF INTERESTS OF MEMBERS ............................    B-21
SECTION 10.1 General Prohibition .......................................    B-21
SECTION 10.2 General Conditions to Permitted Transfer ..................    B-21
SECTION 10.3 Void Transfers ............................................    B-23
SECTION 10.4 Permitted Transfers .......................................    B-23
SECTION 10.6 Legends ...................................................    B-23

ARTICLE XI DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER ........    B-24
SECTION 11.1 Effect of Death or Legal Incompetency of
             a Member of the Company ...................................    B-24
SECTION 11.2 Rights of Personal Representative .........................    B-24
SECTION 11.3 Withdrawal of Members other than Managers .................    B-24

ARTICLE XII DISSOLUTION AND TERMINATION ................................    B-25
SECTION 12.1 Dissolution ...............................................    B-25
SECTION 12.2 Liquidation ...............................................    B-26
SECTION 12.3 Termination ...............................................    B-26

ARTICLE XIII AMENDMENT OF AGREEMENT AND POWER OF ATTORNEY ..............    B-26
SECTION 13.1 Amendments ................................................    B-26
SECTION 13.2 Amendment of Certificate of Formation .....................    B-26
SECTION 13.3 Power of Attorney .........................................    B-26

                                                                            PAGE
                                                                            ----
ARTICLE XIV MISCELLANEOUS PROVISIONS ...................................    B-27
SECTION 14.1 Notices ...................................................    B-27
SECTION 14.2 Severability ..............................................    B-27
SECTION 14.3 Counterparts ..............................................    B-27
SECTION 14.4 Entire Agreement ..........................................    B-27
SECTION 14.5 Further Assurances ........................................    B-28
SECTION 14.6 Successors and Assigns ....................................    B-28
SECTION 14.7 Waiver of Action for Partition ............................    B-28
SECTION 14.8 Creditors .................................................    B-28
SECTION 14.9 Remedies ..................................................    B-28
SECTION 14.10 Writing Requirement ......................................    B-28
SECTION 14.11 Waiver ...................................................    B-28
SECTION 14.12 Applicable Law ...........................................    B-28
SECTION 14.13 Signatures ...............................................    B-28

MEMBER SIGNATURE PAGE ..................................................    B-29

SCHEDULE A .............................................................    B-30

                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                 GLOBAL EXPRESS CAPITAL REAL ESTATE FUND I, LLC

      AMENDED AND RESTATED OPERATING AGREEMENT, dated as of June 20, 2002 (the "Agreement"), by Conrex International Financial, Inc., doing business as Global Express Capital Mortgage, has been executed for the purpose of forming Global Express Capital Real Estate Fund I, LLC, a limited liability company (the "Company") pursuant to the provisions of the NRS (as defined below) between the Manager and the Members (as defined below) listed on Schedule A, annexed hereto, as the same shall be updated by the Manager from time to time, and that have executed this Agreement by signing one of the counterpart signature pages annexed hereto.

RECITALS:

A. The Company has been established as a limited liability company under and subject to the laws of the State of Nevada for the purpose of making or acquiring entire or fractional interests in loans, including bridge loans, made to Persons in connection with the acquisition by such Persons of improved or unimproved land or the development and construction of commercial or single or multiple family residential real estate in the United States and which will be secured by first or second mortgages or deeds of trust or similar security (the "Loans").

B. The Manager shall be the Manager of the Company and without limiting any other rights, powers or duties specified in this Agreement, shall have all of the rights, powers and duties specified under LLC Law.

C. The Manager has determined the amended terms and conditions that will govern the Company and wishes to reduce such terms and conditions to writing in this Agreement which amends and replaces the Operating Agreement of the Company entered into as of July 20, 2001 and January 15, 2001 by the Managing Member.

      The Members for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

      SECTION 1.1 DEFINITIONS. Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms as used in this Agreement shall have the following meanings:

      "AFFILIATE." (i) Any officer, member, partner, director or controlling shareholder of the Person in question; (ii) any Person controlling, controlled by or under common control with any Person described in (i) above; (iii) any officer, member, director, trustee or general partner of any Person described in
(i) or (ii) above; and (iv) any Person who is a member, other than as a limited partner, with any Person described in (i) or (ii) above in a joint venture, limited liability company, general partnership or similar form of unincorporated business association. For purposes of this definition, the term 'control' shall also mean the control or ownership of 10% or more of the beneficial interest in the Person to whom referred.

      "CAPITAL ACCOUNT." With respect to each Member, a single account established and maintained for such Member in accordance with the principles of Sections 1.704-1(b)(2)(iv) and 1.704-2 of the Regulations. Subject to the preceding sentence, each Capital Account will initially equal the amount of the Capital Contribution made by such Member at the time such Member is admitted as a Member in the Company and, throughout the term of the Company, will be (i) increased by the amount of (A) Net Income and income and gains allocated to such Member pursuant to Article IV and (B) the amount of any cash and the Value of any property (net liabilities secured by the property that the Company is considered to assume or take subject to pursuant to the provisions of Section 752 of the Code) subsequently contributed by such Member to the Company and (ii) decreased by the amount of (A) Net Losses and deductions and expenditures described in Section 705(a)(2)(B) of the Code, allocated to such Member pursuant to Article IV and (B) the amount of cash and the Value of (net of liabilities secured by the property that the Member is considered to assume or take subject to pursuant to the provisions of Section 752 of the Code) of any property distributed to such Member pursuant to Articles V and XI.

      "CAPITAL CONTRIBUTIONS." Any contributions made to the Company pursuant to
Article III by the Members or any one Member, as the case may be (or the predecessor holders of the Interests of such Members).

      "CASH RETURN." With respect to any Member for any period, the Member's Pro Rata Share of the amount received by the Company on all cash and cash equivalents held by the Company and attributable to such Member during such period.

      "CERTIFICATE OF FORMATION." The Certificate of Formation of the Company, and any amendments thereto, executed and filed in accordance with LLC Law.

      "CLOSING." The date of the initial closing of the sale of Units.

      "CODE." The Internal Revenue Code of 1986, as amended, and as may be amended from time to time.

      "COMMISSIONER." The Commissioner of the Internal Revenue Service.

      "FISCAL YEAR." The fiscal year of the Company as determined in accordance with Section 8.1 of this Agreement.

      "FORECLOSURE LOANS." Loans that have payments that are more than ninety
(90) days late or with respect to which the Company or the Manager has commenced a foreclosure proceeding or other legal action to collect delinquent payments.

      "INDEMNIFIED PERSON." Any Member; any Affiliate of a Member; any officer, director, manager, shareholder, partner, member, employee, representative or agent of any Member; and any employee or agent of the Company.

      "INTEREST." The ownership interest of a Member in the Company as reflected in the records maintained by the Company at its offices, as the same may, from time to time, be required to be amended (which shall be considered personal property for all purposes), consisting of such Member's share in allocations and distributions.

      "LATE FEES AND EXTENSION FEES." With respect to any Loan, any fees received past its due date and any fees received for the extension of such Loan.

      "LLC LAW." Chapter 86 of the Nevada Revised Statutes, as amended from time to time.

      "Manager." Conrex International Financial, Inc. a Nevada corporation, qualified to do business in Nevada under the name Global Express Capital Mortgage, or any Person replacing Global Express Capital Mortgage.

      "MEMBER." An owner of the Units in the Company, unless the instruments through which the Units were Transferred to the owner did not also convey the transferor's status as a Member.

      "NASD." National Association of Securities Dealers, LLC

      "NET INCOME OR NET LOSS," respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Section 705(a)(2)(B) of the Code; provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any of the Company's assets shall be computed as if the adjusted basis of such asset of the Company on the date of such disposition equaled its book value as of such date, (ii) if any of the Company's assets is distributed in kind to a Member, the difference between its Value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any of the Company's assets shall be computed by assuming that the adjusted basis of such asset of the Company equaled its Book Value determined under the methodology described in Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations; provided, further, that any item (computed with the adjustments in the preceding provision) allocated under Section 4.2 hereof shall be excluded from the computation of Net Income and Net Loss.

      "NET PROCEEDS." The net cash proceeds (or deemed net proceeds) from the repayment of the principal of the Loans invested in or purchased by the Company.

      "NET PROCEEDS OF FORECLOSURE LOANS." All proceeds after payment of expenses, or set-aside of reserves therefor received with respect to any Foreclosure Loans, whether through a work-out of such Foreclosure Loan, settlement, collection of a judgment, net proceeds of operation or sale of any property received by the Company in a foreclosure proceeding or otherwise.

      "NRS." The Nevada Revised Statutes, as amended from time to time.

      "PERSON." An individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

      "PRESUMED TAX LIABILITY" means, for any Member for any Fiscal Year, an amount equal to the product of (a) the amount of taxable income allocated to such Member for that Fiscal Year and (b) the Presumed Tax Rate.

      "PRESUMED TAX RATE" means the highest effective combined Federal and state income tax rate applicable during such Fiscal Year to a natural person residing in one of the States in which individual Members reside, based on the highest marginal Federal income tax rate and the highest marginal state income tax rates (after giving effect to the Federal income tax deduction for such state taxes and disregarding the effects of Section 67 and 68 of the Code).

      "PRO RATA SHARE." With respect to a Member, the proportionate share of the Member in such amount, determined by computing the percentage of such amount equal to the Capital Account of such Member divided by the aggregate Capital Accounts of all Members.

      "PROSPECTUS." The final prospectus filed with the Securities and Exchange Commission for the public offering of the Units

      "REGULATIONS." The Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations.)

      "Reinvested Distributions." Distributions reinvested by Members pursuant to the Company's Distribution Reinvestment Plan as set forth in Article VI of this Agreement.

      "RETURN" shall mean with respect to any Member for any Loan for any period, the amount that would be earned in proportion to such Member's Pro Rata Share during such period of the principal amount of the Loan, but only to the extent received by the Company.

      "SUBSCRIPTION AGREEMENT." The document that is an exhibit to and part of the Prospectus that every Person who buys Units of the Company must execute and deliver with full payment for the Units and which, among other provisions, contains the written consent of each Member to the adoption of this Agreement.

      "SUBSTITUTED MEMBER." Person admitted to the Company as a substituted Member under Article X.

      "TRANSFER/TRANSFERRED." The mortgage, pledge, hypothecation, transfer, sale, assignment, gift or other disposition, in whole or in part, of an Interest, whether voluntarily, by operation of law or otherwise.

      "UNITS." The units of equity in the Company evidencing the Interests that are (a) issued to Members upon their admission to the Company under the Subscription Agreement and the Prospectus, (b) issued to Members who participate in the Plan, or (c) Transferred to those who become Substituted Members.

      "VALUE." Fair market value.

      SECTION 1.2 TERMS DEFINED ELSEWHERE. The following terms have been defined in the locations set forth below.

DEFINED TERM LOCATION
------------------------
Adjusted Capital Account.................................... Section 4.2(c)
Agreement................................................... Caption
Certificates................................................ Section 7.1(c)(iii)
Company..................................................... Caption
Company Counsel............................................. Section 7.7(d)
Family Member .............................................. Section 10.4(b)(i)
Loans....................................................... Recital A
Permitted Transferee........................................ Section 10.4(b)
Rules....................................................... Section 7.7(d)
TMP......................................................... Section 8.4

      SECTION 1.3 CAPTIONS. The captions used in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.

      SECTION 1.4 CONSTRUCTION. Unless the context otherwise requires, the terms defined in Sections 1.1 and 1.2 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate; the use of the masculine gender shall be deemed to include the neuter and feminine genders wherever necessary or appropriate and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.

                                   ARTICLE II
                          THE COMPANY AND ITS BUSINESS

      SECTION 2.1 FORMATION OF COMPANY. The Company has been organized as a limited liability company pursuant to the provisions of LLC Law. The rights and liabilities of the Members, the management of the affairs of the Company and the conduct of its business shall be as provided in the NRS, except as herein otherwise expressly provided.

      SECTION 2.2 NAME. The name of the Company shall be Global Express Capital Real Estate Investment Fund I, LLC, but the Manager, in its discretion, may change the name of the Company at any time and from time to time upon written notice to the Members.

      SECTION 2.3 TERM OF COMPANY. The existence of the Company shall be deemed to have commenced as of the date of the initial filing of the Certificate of Formation with the office of the Secretary of State of the State of Nevada on November 22, 2000 and shall terminate on December 31, 2016, unless earlier than dissolved or terminated in accordance with Article XII of this Agreement or as provided by law.

      SECTION 2.4 PURPOSES OF COMPANY. The Company may engage in any lawful act or activity for which limited liability companies may be formed under LLC Law and engage in any and all activities necessary or incidental.

      SECTION 2.5 REGISTERED OFFICE AND REGISTERED AGENT AND PRINCIPAL BUSINESS OFFICE. The registered office of the Company required by LLC Law to be maintained in the State of Nevada shall be 8549 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123 or at such other location as may hereafter be determined by the Manager. The registered agent of the Company in the State of Nevada shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time. The principal office of the Company shall be at such place as the Member may designate from time to time, and the Company shall maintain records there as required by LLC Law.

      SECTION 2.6 FILINGS. (a) The Manager is authorized to execute, file and record all such certificates and documents, including amendments to the

Certificate of Formation, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Nevada and any other jurisdiction in which the Company may own property or conduct business, including, without limitation, qualification of the Company as a foreign limited liability company in any state in which such qualification is required. The Manager is authorized to execute, file and publish, or cause to be filed and published, with the proper authorities in each jurisdiction where the Company conducts business, such certificates or documents in connection with the conduct of business pursuant to a fictitious name or similar statute.

      (b) The Members from time to time shall execute, acknowledge, verify, file, record and publish all such applications, certificates and other documents, and do or cause to be done all such other acts as the Manager may deem necessary or appropriate to comply with the requirements of law for the formation, qualification and operation of the Company as a limited partnership in all jurisdictions in which the Company shall desire to conduct business.

      SECTION 2.7 NAMES OF MEMBERS. The name of each Member is set forth on the signature pages hereto and the name, address and Capital Contribution of each Member are set forth on the records maintained by the Company at its offices for such purpose. If necessary, such records shall from time to time be amended to reflect any changes to the information set forth therein.

      SECTION 2.8 RECAPITALIZATION, ACQUISITIONS, RESTRUCTURING AND MERGERS. The Company may participate in or be a party to any recapitalization, sale of substantially all of its assets, restructuring or merger in accordance with and as allowed by LLC Law and subject to any other applicable terms of this Agreement and LLC Law; provided, however, that no recapitalization, sale of substantially all of its assets, restructuring or merger which adversely affects the Members shall proceed without the approval of Members with Capital Accounts that are more than two-thirds of the Capital Account of all Members.

                                   ARTICLE III
                      COMPANY INTERESTS AND CAPITALIZATION

      SECTION 3.1 CAPITAL CONTRIBUTION OF THE MANAGER. (a) The Manager has contributed $10.00 to the capital of the Company in cash or property, however, the Manager is not a Member of the Company.

      (b) The Manager shall not be required to contribute any additional capital to the Company or, except as expressly set forth in this Agreement, to lend any funds to the Company.

      SECTION 3.2 CAPITAL CONTRIBUTIONS OF MEMBERS. The Members shall acquire Units in accordance with the terms of the Subscription Agreement or any future subscription material approved by the Manager. The names, addresses, date of admissions and Capital Contributions of the Members shall be set forth in a schedule maintained by the Manager in the form attached hereto as Schedule A. The Manager shall update the schedule to reflect the then current ownership of Units without any further need to obtain the consent of any Member, and the schedule, as revised from time to time by the Manager, shall be presumed correct absent manifest error. Any Member shall have a right to inspect such schedule upon written request to the Manager.

      "Capital Contribution" shall include cash contributions or otherwise, including contributions of entire or fractional interest in pre-existing Loans, a rollover of assets from a qualified plan, such as an Individual Retirement Account, or automatic reinvestment of distributions pursuant to the Company's Reinvestment Distribution Plan set forth in Article VI of this Agreement.

      SECTION 3.3 NO WITHDRAWAL OF CAPITAL CONTRIBUTIONS; RETURN OF CAPITAL CONTRIBUTIONS. (a) No Member shall be entitled to withdraw, reduce or demand any part of its Capital Contribution or to receive any distributions from the Company, except as expressly provided in Article 5, Section 6.1 and Section 11.3 of this Agreement. No Member shall have the right to receive interest on its Capital Contribution.

      (b) None of the Members, nor any of their respective Affiliates, nor any officer, member, director, shareholder, employee or agent of the Members or their Affiliates, shall be personally liable for the return or repayment of any Capital Contribution.

      SECTION 3.4 NO OBLIGATION TO RESTORE NEGATIVE BALANCES IN CAPITAL ACCOUNTS. No Member shall have an obligation, at any time during the term of the Company or upon its liquidation, to pay to the Company or any other Member or third party an amount equal to the negative balance in such Member's Capital Account.

      SECTION 3.5 LIABILITY OF MANAGER AND MEMBERS AND THEIR AFFILIATES. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; neither the Manager nor any Member nor any Affiliates of the Manager or any Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager or Member or being an Affiliate with either of them.

      SECTION 3.6 CONTRIBUTIONS OF EXISTING LOANS. The Manager, in its sole discretion, may accept, in lieu of cash, an initial contribution of entire or fractional interests in pre-existing Loans. For purposes of acknowledging a contribution of interest in pre-existing Loans on the Member's Capital Account and for determining the number of Units that will be issued to such contributing Member, the Value of any pre-existing Loan (or interest therein) contributed to the Company shall be deemed equal to the then outstanding principal balance of the Loan, together with any accrued but unpaid interest (or a proportionate share of the Loan balance with respect to the contribution of a fractional Loan interest).

                                   ARTICLE IV
                                 ALLOCATIONS OF
                      PROFITS, LOSSES AND CAPITAL ACCOUNTS

      SECTION 4.1. ALLOCATION OF NET INCOME AND NET LOSS. Except as provided in
Section 4.2, the Company's Net Income or Net Loss, as the case may be, and each item of income, loss and deduction entering into the computation thereof, for each Fiscal Year shall be allocated as follows:

      (a) Net Income and Net Loss for such Fiscal Year shall be allocated as follows:

            (i) Net Income arising out of each Loan shall be allocated to the Members to the extent of their respective Return on such Mortgage Loan at the time such Net Income is earned.

            (ii) Net Income or Net Loss arising out of cash and cash equivalents held by the Company shall be allocated to the Members in the same proportion as the Cash Return to which such Net Income pertains at the time such Net Income is earned or the Net Loss is incurred.

            (iii) Net Income equal to the Late Fees and Extensions Fees arising out of a Loan shall be allocated to the Members in proportion to their Pro Rata Share of such Loan at the time such Net Income is earned.

            (iv) Net Income and Net Loss arising out of the Foreclosure Loans shall be allocated to the Members in proportion to their Pro Rata Share of such Foreclosure Loan at the time the Net Income is earned or the Net Loss is incurred.

            (v) All other Net Income shall be allocated to the Manager and Net Losses not allocated pursuant to clauses (i) through (iii) above shall be allocated to the Manager to the extent of expenses paid by the Manager.

            (vi) All other Net Losses shall be allocated with Net Income previously allocated.

      (b) Notwithstanding the provisions of Sections 4.1 (a) hereof, in the Fiscal Year in which the Company is liquidated, the Manager shall allocate Net Income, Net Loss and items of income, gain, loss and deduction to the extent possible to cause distributions to the Members pursuant to Section 103 of the Code to equal the distributions the Members would have received were liquidating distributions effected pursuant to Article V hereof.

      SECTION 4.2. OTHER ALLOCATION PROVISIONS.

      (a) Items of tax expense payable by the Company or withheld on income received by the Company shall be included in the computation of Net Income and Net Loss and allocated pursuant to Section 4.1 hereof, provided, that where an item of tax expense payable by the Company or where a withholding tax on income or payments received by the Company is allocated, under applicable law, with respect to income allocable to some (but not all) of the Members or to the extent income allocable to some of the Members is exempt from tax in the hands of the Company, such tax expense or withholding shall be allocated, as reasonably determined by the Manager, only to such Members to whom allocations of income are subject to tax in the hands of the Company and distributions to the Members shall be adjusted appropriately.

      (b) If there is a net decrease in "Company minimum gain" (within the meaning of Section 1.704-2(d) of the Regulations) for a Fiscal Year, then there shall be allocated to each Member items of income and gain for that Fiscal Year equal to that Member's share of the net decrease in "Company minimum gain" (within the meaning of Section 1.704-2(g)(2)of the Regulations) subject to the exceptions set forth in Sections 1.704-2(f)(2), (3) and (5) of the Regulations, provided, that if the Company has any discretion as to an exception set forth pursuant to Section 1.704-2(f)(5)of the Regulations, the Manager may exercise such discretion on behalf of the Company. The Manager shall, if the application of the "minimum gain chargeback" requirement pursuant to Section 1.704-2(f)(4) of the Regulations would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the "minimum gain chargeback" requirement. The foregoing is intended to be a "minimum gain chargeback" provision as described in Section 1.704-2(f) of the Regulations and shall be interpreted and applied in all respects accordingly.

      If during the Fiscal Year there is a net decrease in Member nonrecourse debt minimum gain (as determined in accordance with Section 1.704-2(i)(3) of the Regulations), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that Member nonrecourse debt minimum gain (determined in accordance, with Section 1.704-2(i)(5)-2 of the Regulations as of the beginning of the Fiscal Year shall, subject to exceptions set forth in Section 1.704-2(i)(4)of the Regulations (provided, that if the Company has any discretion as to an exception, the Manager may exercise such discretion on behalf of the Company) shall be allocated items of income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member's share of the net decrease in the Member nonrecourse debt minimum gain. The Manager shall, if the application of the Member nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, ask the Commissioner to waive the minimum gain chargeback requirement pursuant to Sections 1.704-2(f)(4) and 1-704-2(i)(4)of the Regulations. The foregoing is intended to be the "chargeback of Member nonrecourse debt minimum gain" required by Section 1.704-2(i)(4) of the Regulations and shall be interpreted and applied in all respects accordingly.

      (c) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Sections 1.704-1(b),(2)(ii)(d), (5) or (6) of the Regulations, which causes or increases a deficit balance in the Member's Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a "qualified income offset" provision as set forth in Section 1.704-1 (b)(2)(ii)(d) of the Regulations and shall be interpreted and applied in all respects accordingly.

      A Member's "Adjusted Capital Account", at any time, shall equal the Member's Capital Account at such time (x) increased by the sum of (A) the amount of the Member's share of Company minimum gain (as defined in Sections 1.704-2(g)(1) and (3) of the Regulations, (B) the amount of the Member's share of Member nonrecourse debt minimum gain (as defined in Section 1.704-2(i)(5) of the Regulations), and (C) any amount of the deficit balance in its Capital Account the Member is obligated to restore on liquidation of the Company or other amount that the Member is treated as obligated to restore pursuant to Sections 1.704-1 (b)(2)(ii)(c) and (y) of the Regulations, decreased by reasonably expected adjustments, allocations and distributions set forth in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)of the Regulations. This definition shall be interpreted consistently with Section 1.704-1 (b)(2)(ii)(d)of the Regulations.

      (d) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, that an allocation pursuant to this Section 4.2(d). shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this
Section 4.2(d) were not in this Agreement.

      (e) Notwithstanding anything to the contrary in this Article

            (i) Company losses, deductions or expenditures described in Section 705(a)(2)(b) of the Code, that are attributable to a particular Member nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of
      Section 1.704-2(i) of the Regulations; and,

            (ii) Company losses, deductions or expenditures described in Section 705(a)(2)(b) of the Code, that are attributable to Company nonrecourse liabilities shall be allocated to the Members in proportion to their Capital Contributions.

      (f) Notwithstanding any provision of Section 4.1 hereof, no allocation of Net Losses, shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Losses that would be made to a Member but for this Section 4.2(f) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this
Section 4.2(f). To the extent allocations of Net Losses cannot be made to any Member because of this Section 4.2(f), such allocations shall be made to the Members in accordance with Section 4.1 hereof notwithstanding this Section 4.2(f).

      (g) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to Paragraphs (c), (d), (f) or (h) of this
Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with Paragraphs (b), (c), (d), (f), and
(h)of Section 4.2 hereof, which negate as rapidly as possible the effect of all such inconsistent allocations under said Paragraphs (c), (d), (f) and (h).

      (h) Except to the extent otherwise required by the Code and Regulations, if an Interest in the Company or part thereof is Transferred in any Fiscal Year, the Net Income, Net Loss and items of income, gain, loss, deduction and credit allocable to the Interest in the Company for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year that such Interest is held by each of them, except that, if they agree between themselves and so notify the Manager within thirty (30) days after the Transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

      (i) In determining the Members' share of the excess nonrecourse liabilities of the Company, if any, for purposes of Section 1.752-3(a)(3) of the Regulations, the Members' share of Company profits shall be proportional to the Members' Capital Contributions.

      (j) Any allocations made pursuant to this Article IV shall be made in the following order:

            (i) Section 4.2(b);

            (ii) Section 4.2(c);

            (iii) Section 4.2(e);

            (iv) Section 4.2(g);

            (v) Section 4.2(a);

            (vi) Section 4. 1; and

            (vii) Section 4.2(d).

      These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the Fiscal Year. These allocations shall be made consistently with the requirements of Section 1.704-2(j)of the Regulations.

      (k) The Manager may vary the allocations provided for in Article IV to the extent it believes it reasonably necessary to comply with the requirements of Sections 1-704-1(b)and 1.704-2 of the Regulations, provided, that any variations in the amounts allocated to a Member shall not materially affect the amounts distributed to such Member.

      SECTION 4.3. ALLOCATIONS FOR INCOME TAX PURPOSES. The income, gains, losses, deductions and credits of the Company shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss were allocated under Section 4.1 and 4.2; provided, however, that solely for Federal, state and local income and franchise tax purposes not for book or Capital Account purposes--income, gain, loss and deduction with respect to any property properly carried, on the Company's books at a book value other than the tax basis of such property shall be allocated in a manner determined in the Manager's discretion, so as to take into account (consistently with Section 704(c) of the Code and Section 1.704-3 of the Regulations) the difference between such property's book value and its tax basis.

      SECTION 4.4. WITHHOLDING. The Company shall comply with withholding requirements under Federal, state and local laws and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount withheld has not been withheld from actual distributions, the Company may, at its option,
(i) require the Member to reimburse the Company for such withholding, which reimbursement shall be treated as a reduction in the deemed distribution to the Members referred to in the previous sentence by such Member, or (ii) reduce any subsequent distributions by the amount of such withholding. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

      SECTION 4.5 CAPITAL ACCOUNTS. The Company shall establish and maintain a separate Capital Account for each Member and its legal representatives, successors and permitted assigns in accordance with the definition of "Capital Account" in Article I above.

                                    ARTICLE V
                                  DISTRIBUTIONS

      SECTION 5.1. DISTRIBUTIONS. Except for any distributions expressly required or permitted to be made under this Article V and subject to Sections
5.4 and 5.5, the amount and timing of all distributions of cash and of property other than cash, including, interest in pre-existing Loans, rollovers and Reinvested Distributions, will be at the discretion of the Manager. All distributions pursuant to this Section 5.1 will be made to the Members as follows:

      (a) An amount equal to the excess of (x) the cumulative Returns of each Member over (y) all amounts previously distributed to the Members pursuant to this Section 5.1 (a), shall be distributed to the Members in proportion to each Member's share of such excess of (x) over (y);

      (b) An amount equal to the excess of (x) the cumulative Cash Return of each Member over (y) all amounts previously distributed to the Members pursuant to this Section 5.1 (b), shall be distributed to the Members in proportion to each Member's share of such excess of (x) over (y);

      (c) An amount equal to the excess of (x) the cumulative total over all Loans for all periods the amounts equal to the product of (I) the Late Fees and Extension Fees earned on each Loan for each period times (II) each Member's Pro Rata Share for such period over (y) all amounts previously distributed to the Members pursuant to this Section 5.1(c), shall be distributed to the Members in proportion to each Member's share of such excess of (x) over (y);

      (d) An amount equal to the excess of (x) the product of (I) the principal repayment on any Loan (to the extent of the Company's purchase price on Loans that were acquired by the Company) times (II) each Member's Pro Rata Share at the time such principal repayment is made over (y) all amounts previously distributed to the Members pursuant to this Section 5.1(d), shall be distributed to the Members in proportion to each Member's share of such excess of (x) over
(y);

      (e) An amount equal to the excess of (x) each Member's Pro Rata Share of the Net Proceeds of the Foreclosure Loans over (y) all amounts previously distributed to the Members pursuant to this Section 5.1(e), shall be distributed to the Members in proportion to each Member's share of such excess of (x) over
(y);

      (f) Any cash or other property, other than Loans and capital contributions that have not been invested, remaining after the distributions set forth in Paragraphs (a), (b), (c), (d) and (e) of this Section 5.1 and after retention of any reserves deemed appropriate by the Manager, in its sole discretion, shall be distributed to the Manager.

      SECTION 5.2. CERTAIN STATE AND LOCAL TAXES. Notwithstanding Section 5.1 above, if the Manager, or any direct or indirect shareholder or other equity owners of the Manager (other than a C corporation or an individual) is required to recognize state or local income or franchise taxes, in the state of Nevada, Texas or any other state or interest or penalties in respect thereof, with respect to any allocations or distributions made to the Members with respect to any Fiscal Year, the Company shall distribute to the Manager an amount which, after deducting all Federal, state and local income taxes payable by the Manager as a result of receiving the distribution (taking into account the deductibility of state and local income taxes against Federal income tax and the deductibility, if any, of local income taxes against state taxes) shall equal the amount of such state or local income or franchise taxes or interest or penalties, and the distributions to the Member's shall be reduced to the extent of the distributions hereunder.

      SECTION 5.3. TIMING OF DISTRIBUTIONS. Unless as otherwise provided in this Agreement, the Manager shall use reasonable efforts to make the distributions provided in Sections 5.1(a) and (b) above, on a monthly basis by the fifth day of each month. All other distributions shall be made at the sole discretion of the Manager.

      SECTION 5.4. LIMITATIONS ON DISTRIBUTIONS. Notwithstanding anything herein contained to the contrary, no distribution under this Agreement shall be made if such distribution would violate LLC Law. A Member who receives a distribution in violation of LLC Law shall be liable to return the distribution to the Company if the Member knew that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the Value of the assets of the Company (except that the Value of property that is subject to a liability for which recourse of creditors is limited shall be included in the assets of the Company only to the extent that the Value of that property exceeds that liability).

      SECTION 5.5. RESERVES. In connection with any distribution to a Member under this Article V, the Manager shall cause the Company to establish such reserves as it deems reasonably necessary for any contingent or unforeseen Company liabilities, and, at the expiration of such period as shall be deemed advisable by the Manager, the balance shall be distributed to such Member (or such Member's legal representative).

      SECTION 5.6 TAX DISTRIBUTIONS. For each Fiscal Year, the Company shall, during such Fiscal Year or the immediately subsequent Fiscal Year, but no later than sixty (60) days following the end of such Fiscal Year, use its best efforts to distribute to each Member, with respect to such Fiscal Year, if a distribution equal to or exceeding such amount has not been previously made, an amount equal to such Member's Presumed Tax Liability for such Fiscal Year. Any amount distributed pursuant to this Section 5.6 shall be deemed to be advance distributions of amounts otherwise distributable to the Members pursuant to
Section 5.1 and shall reduce the amounts that would subsequently otherwise be distributable to the Members pursuant to Section 5.1 in the order they would otherwise have been distributable.

      SECTION 5.7 INCORRECT DISTRIBUTIONS. To the extent distributions pursuant to this Article V were incorrectly made, as determined by the financial statements of the Company, the recipients shall promptly repay all incorrect payments and the Company shall have the right to set off any current or future sums owing to such recipients against any such incorrectly paid amount.

      SECTION 5.8 DISTRIBUTIONS IN KIND. In the event any proceeds available for distribution consist of items other than cash (I.E., notes, mortgages, payments in kind), the Members shall be entitled to their shares of each such asset in the same proportions as if such distribution were cash distributions in an amount equal to the Value thereof.

                                   ARTICLE VI
                         DISTRIBUTION REINVESTMENT PLAN

      SECTION 6.1 MEMBERS' REINVESTED DISTRIBUTIONS. A Member may elect to participate in the Company's Distribution Reinvestment Plan (the "Plan") at the time of his purchase of Units, by electing to do so in the Subscription Agreement executed by the Member. The Member's participation in the Plan commences after the Company has accepted the Member's Subscription Agreement. Subsequently, a Member may revoke any previous election or make a new election to participate in the Plan by sending written notice to the Company. The notice shall be effective for the month in which the notice is received, if received at least ten (10) days before the end of the calendar month. Otherwise the notice is effective the following month. The Company will not reinvest proceeds from a capital transaction unless the Company has sufficient funds to pay any state or federal income tax due to the disposition or refinancing of mortgages.

      SECTION 6.2 PURCHASE OF ADDITIONAL UNITS. Under the Plan, participating Members use distributions to purchase additional Units at one thousand dollars ($1,000.00) per Unit. Members may reinvest fractionalized distributions under the Plan and for each $1,000.00 in distributions reinvested, such Member will acquire one Unit. The Manager will credit Units purchased under the Plan to the Member's Capital Account as of the first day of the month following the month in which the Reinvested Distribution is made. If a Member revokes a previous election to participate in the Plan, subsequent to the month in which the Company receives the revocation notice, the Company shall make distributions in cash to the Member instead of reinvesting the distributions in additional Units.

      SECTION 6.3 STATEMENT OF ACCOUNT. Within ten (10) days after the end of each month in which the Reinvested Distributions have been credited to Members participating in the Plan, the Manager will mail to participating Members a statement of account describing the Reinvested Distributions received, the number of incremental Units purchased, the purchase price per Unit (if other than one thousand dollars ($1,000.00) per Unit), and the total number of Units held by the Member.

      SECTION 6.4 UNIT CERTIFICATE. The Manager shall mail to each Member participating in the Plan semi-annually a certificate evidencing the aggregate number of Units held by the Member.

      SECTION 6.5 CONTINUED SUITABILITY REQUIREMENTS. Each Member who is a participant in the Plan must continue to meet the investor suitability standards described in the Subscription Agreement and prospectus (subject to minimum requirements of applicable securities laws) to continue to participate in reinvestments. It is the responsibility of each Member to notify the Manager promptly if he no longer meets the suitability standards set forth in the prospectus for a purchase of Units in the offering. The Members acknowledge that the Company is relying on this notice in issuing the Units, and each Member shall indemnify the Company if he fails to so notify the Company and the Company suffers any damages, losses or expenses, or any action or proceeding is brought against the Company due to the issuance of Units to the Member.

      SECTION 6.6 CHANGES OR TERMINATION OF THE PLAN. The terms and conditions of the Plan may be amended, supplemented, suspended or terminated for any reason by the Manager at any time by mailing notice thereof at least thirty

(30) days before the effective date of the action to each participating Member at his last address of record.

                                   ARTICLE VII
                                   MANAGEMENT

      Section 7.1 MANAGEMENT POWERS OF THE MANAGER. (a) The Manager shall manage the Company, and without limiting any other rights, powers or duties specified in this Agreement, shall have all of the rights, powers and duties specified under LLC Law. Except as expressly limited by the provisions of this Agreement and LLC Law, the Manager shall have the full, exclusive and absolute right, power and authority to manage and control the Company and the property, assets, affairs and business thereof. Except as so expressly limited, the Manager shall have all of the rights, powers and authority conferred upon it by law or under the provisions of this Agreement. Except as expressly provided herein or as otherwise required by LLC Law, the Members shall have no voice or participation in the management of the Company's business, and no power to bind the Company or to act on behalf of the Company in any manner whatsoever.

      (b) The Manager shall have the power and authority to effectuate the purposes of the Company as set forth in the Preambles of this Agreement and to make, or acquire interests, in Loans. The Manager shall not permit the Company to undertake any activity that would cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or cause some or all of the Company's assets to be "plan assets" or the trading and investment activity of the Company to constitute "prohibited transactions" under the Code and the Employee Retirement Income Security Act of 1974, as may be amended.

      (c) Without limiting the generality of the foregoing Sections 7.1(a) and
(b), the Manager shall have the power on behalf of the Company to:

            (i) authorize and engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Member or any Affiliate of any Member;

            (ii) call meetings of Members or any class or series thereof, on reasonable notice, for such purposes as the Manager shall determine, and, in the Manager's sole discretion, establish permit Members to vote by proxy at such meetings; the Members with capital accounts that constitute a majority of the capital accounts of all Members or class of Members for whom the meeting is called shall constitute a quorum at any such meeting;

            (iii) issue Certificates (the "Certificates") representing the Interests of the Members as set forth in Section 8.1(a) of this Agreement;

            (iv) determine and make distributions, in cash or otherwise, on Interests, in accordance with the provisions of this Agreement and the LLC Law;

            (v) establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations, dividends and voting rights;

            (vi) redeem, repurchase or exchange, on behalf of the Company, Interests which may be so redeemed, repurchased or exchanged;

            (vii) appoint (and dismiss from appointment) attorneys and agents on behalf of the Company, and employ (and dismiss from employment) any and all persons providing legal, accounting or financial services to the Company, or such other employees or agents as the Manager deems necessary or desirable for the management and operation of the Company, including any Member or any Affiliate of any Member;

            (viii) open accounts and deposit, maintain and withdraw funds in the name of the Company in banks, savings and loan associations, brokerage firms or other financial institutions;

            (ix) effect a dissolution of the Company and act as liquidating trustee or the Person winding up the Company's affairs, all in accordance with the provisions of this Agreement and LLC Law;

            (x) bring and defend, on behalf of the Company, actions and proceedings, at law or in equity, before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

            (xi) prepare and cause to be prepared reports, statements and other relevant information for distribution to Members, as may be required or determined to be necessary or desirable by the Manager from time to time;

            (xii) effect: (a) a sale or exchange of all or substantially all of the assets of the Company, (b) a merger or consolidation or similar transaction of the Company (whether the Company or another Person is the surviving entity of such transaction), (c) a sale of all of the Interests of the Company, or (d)any similar transaction; provided, however, that if any transaction set forth in (a), (b), (c) or (d) above adversely affects the Members, the vote of the Members whose aggregate Capital Accounts equal or exceed two-thirds of the aggregate of all Members' Capital Accounts shall be required to effect any such transaction;

            (xiii) prepare and file all necessary returns and statements and pay all taxes, assessments and other impositions applicable to the assets of the Company; and

            (xiv) execute all other documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary or desirable or incidental to the foregoing.

            The expression of any power or authority of the Manager in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

      Section 7.2 MANAGER'S OBLIGATIONS. The Manager shall, at its own expense, operate the business of the Company in the ordinary course of business, including without limitation, the servicing of Loans, management of cash and cash equivalents, contracting with real estate mortgage brokers to locate suitable real estate projects for mortgage loan financing or suitable loans to be acquired, providing office space as necessary and telephones and any other necessary telecommunications and office support and supplies. In addition, the Manager shall through its affiliate, Global Express Securities, Inc. or through any other duly licensed NASD broker-dealer that the Manager may select, at the expense of the Manager or its Affiliates, conduct the public offering of the Units, including without limitation, prepare and file a registration statement with the Securities and Exchange Commission and comply with all applicable state securities laws, known as the "blue sky laws". Nothing herein shall require the Manager to pay any of the expenses associated with any efforts to realize proceeds from Foreclosure Loans and, notwithstanding anything to the contrary set forth in this Agreement, the Manager may use, without limitation, the Company's cash or advances made by the Manager or its Affiliates to pay any such expenses.

      Section 7.3 PROCEDURES. Any action requiring the affirmative approval or vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting called upon not less than ten (10) days notice to the Members or, in lieu thereof, by consent of Members delivered to the Manager with the required percentage of the Interests in the Company, followed by notice to all the Members. To the extent any vote of the Members not covered by this Agreement may be required under LLC Law or any other law, the Members shall vote in accordance with the percentage that their Capital Accounts represent of the aggregate of all Capital Accounts of Members. The Manager may establish such additional and reasonable procedures (in the form of By-laws or otherwise) relating to notice of the time, place or purpose of a meeting of the Members, the waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, or any other matter with respect to the exercise of any such right to vote and with respect to the replacement of lost Certificates.

      Section 7.4 MANAGER'S DUTY TO DEVOTE TIME. The Manager shall be responsible for the conduct of the business of the Company as set forth in this Agreement in such a manner as to maximize the value of the Company's assets, and the Manager shall devote such resources to the Company business as shall be necessary or useful to manage and supervise the Company's business and affairs in a proper and efficient manner. The Manager and its affiliates shall be entitled to devote themselves to other businesses, whether or not similar in nature to, or competitive with, the business of the Company, and neither the Company, nor the other Members, shall have any right, by virtue of this Agreement, in and to such other businesses, to the income or profits derived therefrom or any portion of the foregoing.

      Section 7.5 CONDUCT OF Manager; LIMITED LIABILITY OF THE MANAGER. (a) The Manager shall perform its duties hereunder in accordance with the applicable provisions (and any successor provision) of LLC Law.

      (b) The liability of the Manager shall be eliminated and limited to the maximum extent permitted by Section 86.371 of LLC Law and any other applicable section of LLC Law.

      (c) The Manager shall have fiduciary responsibility for the safekeeping and use of all funds, property and assets of the Company, whether or not in its control, and shall not employ, or permit another to employ, such funds, property or assets in any manner except as otherwise expressly set forth herein or for the benefit of the Company.

      Section 7.6 INDEMNIFICATION. (a) To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement; provided, however, that any indemnity under this Section 7.6 shall be provided out of and to the extent of company assets only, and no Member shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 7.6 shall include the right to be paid, in advance, or reimbursed by the Company for the reasonable expenses incurred by an Indemnified Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

      (b) The Manager shall have the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each of the employees and agents of the Company against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

      Section 7.7 CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND THE MANAGING MEMBER AND ITS AFFILIATES.

      (a) Nothing herein shall preclude the Manager and its Affiliates from receiving any of the following compensation, as more fully described in the Prospectus, in connection with the Loans, provided, that such compensation does not reduce the Return and/or Cash Return paid to the Members:

            (i) loan origination or brokerage commissions;

            (ii) loan evaluation and processing fees;

            (iii) loan extension fees; and

            (iv) equity participation fee of between 2% to 5% in the properties securing or projects financed by the Loans.

      (b) Nothing herein shall preclude the Manager and its Affiliates from engaging in the following transactions with the Company, in connection with the Loans, provided, that the Company receives principal and accrued interest sufficient to pay the Members interest and the return in full of the principal of the Loan:

            (i) the purchase of any Loan from the Company;

            (ii) the sale of any Loan to the Company; and

            (iii) the purchase of any collateral securing a Foreclosure Loan.

      (c) Affiliates of the Manager may maintain interests in any Loan in which the Company has acquired a partial interest and maintain existing Loans or make new Loans to borrowers that are also borrowers under Loans owned entirely or in part by the Company.

      (d) Counsel to the Company may also be counsel to the Manager or any Affiliate of the Manager. The Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to any applicable rules of professional conduct or similar rules ("Rules"). The law firm engaged as legal counsel to the Company in connection with the formation of the Company and the offer and sale of Units ("Company Counsel") is not involved in the underwriting, documentation or routine servicing of Loans made or acquired by the Company. Each Member acknowledges that Company Counsel does not and will not represent any Member, and that in the absence of a clear and explicit written agreement, Company Counsel shall owe no duties directly to any Member. Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Member and the Company, or between any Member or the Company, on the one hand, and the Manager or its Affiliate, on the other hand, then each Member agrees that Company Counsel may represent either the Company or such Manager or its Affiliate, or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

      (e) Each Member further acknowledges that Company Counsel has represented only the interests of the Manager and not the Members in connection with the formation of the Company and the preparation and negotiation of this Agreement, and each Member acknowledges that it has been afforded the opportunity to consult with independent counsel with regard thereto.

      Section 7.8 REMOVAL OF MANAGER; SUCCESSOR. (a) The Manager may be removed from the Company for Cause (as defined below) and as otherwise specifically provided in this Section 7.8. For purposes of this Agreement, "Cause" shall mean the Manager (i) has been convicted of a felony, (ii) has committed fraud against the Company or (iii) has acted or omitted to take action on behalf of the Company which act or omission constitutes gross negligence or wilful misconduct. Such removal shall be automatically effective upon a final determination by a court of competent jurisdiction that an event or circumstances constituting Cause has occurred or exists, provided, that any removal of the Manager for Cause shall be effected by a vote of the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Accounts at such time. The Manager may also be removed, other than for Cause, after the Manager has received distributions from the Company that equal or exceed 125% of the aggregate expenses, including without limitation, expenses of, and commissions payable, in connection with the public offering of Interests in the Company, incurred by the Manager and its Affiliates in connection with the business of the Company, provided, that any removal of the Manager pursuant to this Section
7.8 other than for Cause may be effected by a vote of the Members whose aggregate Capital Accounts equal or exceed two-thirds of the aggregate of the aggregate of all Members' Capital Accounts. In the event of the removal or resignation of the Manager, nominations for a successor Manager may be made by Members whose aggregate Capital Accounts exceed ten percent (10%) of the aggregate of all Members' Capital Accounts at such time. Appointment of a successor Manager shall be effected by a vote of the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Accounts at such time.

      (b) If the Manager is removed from the Company pursuant to this Section
7.8 or otherwise withdraws or resigns as Manager, the Manager will have none of the powers of a Manager.

      Section 7.9 NO BORROWING. The Company will not borrow any funds from the Loans then outstanding.

                                  ARTICLE VIII
                     BOOKS OF ACCOUNT; BANK ACCOUNTS; TAXES

      SECTION 8.1 BOOKS OF ACCOUNT. Complete books of account shall be kept by the Manager at the principal office of the Company or at such other office as the Manager may designate. The Fiscal Year of the Company shall begin on January 1 and end on December 31 or such other month as may hereafter be determined by the Manager; provided, however, that the last Fiscal Year of the Company shall end on the date the Company is terminated.

      SECTION 8.2 BANK ACCOUNTS. The Company shall maintain one or more bank accounts for such funds of the Company as it shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Manager shall determine.

      SECTION 8.3 TAX RETURNS. The Company shall prepare income tax returns for the Company and shall further cause such returns to be timely filed with the appropriate authorities. It is contemplated that the Company will be classified as a "partnership" for federal, state and local income tax purposes. The Company and its Members will take such reasonable action as may be necessary or advisable, as determined by the Manager, including the amendment of this Agreement to cause or ensure that the Company shall be treated as a "partnership" for federal, state and local income tax purposes. All elections by the Company for Federal income tax or other tax purposes shall be made by the Manager.

      SECTION 8.4 TAX MATTERS PARTNER. The Manager shall act as the "tax matters partner" ("TMP") of the Company, as such term is defined in Section 6231(a)(7) of the Code, and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6232 of the Code and the Regulations thereunder. The Members agree to perform all acts necessary under Section 6231 of the Code and the Regulations thereunder to designate the Manager as TMP.

      SECTION 8.5 BOOKS AND RECORDS. The Manager shall cause the Company to keep the following books and records, which shall be maintained at the Company's principal place of business and shall be available for inspection and copying by, and at the sole expense of, the Members, or their duly authorized representatives, during reasonable business hours and upon at least five (5) business days' prior written notice to the Manager:

      (a) A copy of the Certificate of Formation and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

      (b) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

      (c) A copy of this Agreement and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

      (d) Copies of the financial statements of the Company, if any, for the six
(6) most recent Fiscal Years; and

      (e) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

      SECTION 8.6 FINANCIAL REPORTS AND RETURNS. (a) The Manager shall cause to be prepared and distributed to each Member, within ninety (90) days after the end of each Fiscal Year, such information as is necessary for the Members' preparation of their federal income tax returns and state income or other tax returns.

      (b) The Manager shall cause to be prepared and distributed to each Member, within one hundred twenty (120) days after the end of each Fiscal Year, an annual report which shall contain a balance sheet of the Company as of the end of each

Fiscal Year, an income statement and a report of the activities of the Company during such Fiscal Year which shall include a statement of changes in financial position for that Fiscal Year, which financial statements shall be audited by an independent certified public accounting firm in accordance with generally accepted auditing standards.

(c) For as long as the Company is required to file quarterly reports on Form 10-Q with the Securities and Exchange Commission, the Manager shall cause to be distributed to each Member, within sixty (60) days after the end of each of the first three fiscal quarters of the Fiscal Year, the information contained in such quarterly report for each quarter.

                                   ARTICLE IX
                              ADMISSION OF MEMBERS

      SECTION 9.1 ADMISSION OF MEMBERS. (a) Subject to paragraph (b) of this
Section 9.1, the Manager, at its option and in its sole discretion, may, on such terms as it shall determine in its sole discretion, at any time and from time to time, admit one or more Persons as Members. The Company shall only accept initial Capital Contributions from Members in an amount not less than $2,000 ($5,000 for residents of Nevada).

      (b) Notwithstanding the provisions of paragraph (a) of this Section 9.1, no Person may be admitted as an Member if such admission would (i) cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) cause the Company to be treated as a "publicly traded Company" within the meaning of Section 7704 of the Code, (iii) violate or cause the Company to violate any applicable Federal or state law, rule or regulation including, without limitation, the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws, rules or regulations.

      (c) Each Member shall automatically be bound by all of the terms and conditions of this Agreement applicable to a Member. Each Member shall execute such documentation as requested by the Manager pursuant to which such Member agrees to be bound by the term and provisions of this Agreement.

      (d) The Manager shall reflect each admission authorized under this Article IX by preparing an amendment to Schedule A attached hereto, to reflect such admission.

                                    ARTICLE X
                        TRANSFERS OF INTERESTS OF MEMBERS

      SECTION 10.1 GENERAL PROHIBITION. Except as otherwise expressly provided for in this Agreement or as otherwise provided in LLC Law, a Member may not Transfer its Interest without the prior written consent of the Manager, which consent may be granted or denied in its sole discretion. The Manager shall withhold consent to such Transfer where required under the terms of this Agreement and may do so without any liability or accountability to any Member or Person.

      SECTION 10.2 GENERAL CONDITIONS TO PERMITTED TRANSFER. (a) No Transfer of an Interest shall be effective unless permitted by the terms of this Agreement. Notwithstanding any other provisions of this Article X, no interest of a Member may be Transferred or assigned to any Person, nor may such transferee or assignee be admitted as an Member if such Transfer, assignment or admission would (i) cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code, (iii) violate or cause the Company to violate any applicable Federal or state law, rule or regulation including, without limitation, the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws, rules or regulations. In addition, no Transfer shall be permitted unless the following conditions are satisfied.

            (i) such Transfer shall have been consented to in writing by the Manager in accordance with the provisions of Section 9.1 hereof;

            (ii) the transferee shall accept and adopt in writing, by an instrument in form and substance satisfactory to the Manager, all of the terms and provisions of this Agreement, as the same may be amended from time to time, and shall have expressly assumed all of the obligations of the transferring Member;

            (iii) the transferee shall pay all filing, publication and recording fees, if any, and all reasonable expenses, including, without limitation, reasonable counsel fees and expenses incurred by the Company in connection with such transaction;

            (iv) the transferee shall execute such other documents or instruments as counsel to the Company may require (or as may be required by law) in order to effect the admission of such Person as a Member;

            (v) the transferee shall execute a statement that it is acquiring the Interest for its own account for investment and not with a view to the distribution thereof and that it will Transfer the acquired Interest only to a Person who so similarly represents and warrants;

            (vi) if required by the Manager, the Company receives an opinion of counsel (who may be counsel for the Company), in form and substance satisfactory to the Manager, that such Transfer does not violate federal or state securities laws or any representation or warranty of such transferring Member given in connection with the acquisition of its Interest; and

            (vii) if required by the Manager, Company Counsel delivers to the Company an opinion that such Transfer (a) will not result in a termination of the Company under Section 708 of the Code; (b) will not cause the Company to lose its status as a partnership for United States federal income tax purposes; and (c) will not cause the Company to become subject to the Investment Company Act of 1940.

      (b) No Transfer of an Interest, where permitted by the terms of this Agreement, shall be binding on the Company until all of the conditions to such Transfer have been fulfilled. Upon the admission of a substitute or additional Member, the Manager shall promptly cause any necessary documents or instruments to be filed, recorded or published, wherever required, showing the substitution or addition, as applicable, of the transferee as a substitute Member.

      (c) A transferee of an Interest shall be entitled to receive distributions of cash or other property from the Company attributable to the Interest acquired by reason of such Transfer from and after the effective date of the Transfer of such Interest to it; provided, however, that anything herein to the contrary notwithstanding, the Company and the Manager shall be entitled to treat the transferor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, losses, credits, deductions or distributions that are made in good faith to such transferor until such time as all of the conditions of such Transfer have been fulfilled, the written instrument of Transfer has been received by the Company and the effective date of Transfer has passed.

      (d) A transferee shall be permitted to elect to participate in the Company's Plan in accordance with Article VI of this Agreement.

      (e) The effective date of a permitted Transfer of an Interest shall be no earlier than the last day of the calendar month following receipt of notice of assignment and such documentation as the Manager determines is required.

      (f) The transferring Member shall cease to be a Member, and the transferee shall become a Substituted Member, as to the Interest so Transferred as of the effective date, and thereafter the transferring Member shall have no rights or obligations with respect to the Company insofar as the Interest Transferred is concerned.

      SECTION 10.3 VOID TRANSFERS. Notwithstanding anything to the contrary in this Agreement, any Transfer of an Interest in violation of the provisions of this Agreement shall be void and shall not bind the Company.

      SECTION 10.4 PERMITTED TRANSFERS. (a) A Member may Transfer its right to receive distributions and allocations of Net Income and Net Loss and other economic benefits under this Agreement to any Permitted Transferee (as defined below); provided, however, that in no event shall any such transferee be admitted as a substitute or additional Member of the Company or be entitled to any other right of a Member under this Agreement (including, but not limited to, the right to vote or consent) without the prior written consent of the Manager, which consent may be withheld in its sole and absolute discretion; provided, further, that if required by the Manager, a Transfer to a Permitted Transferee may be conditioned upon the receipt of an opinion from Company Counsel to the effect provided in Section 9.2(a)(vii).

      (b) A "Permitted Transferee" means:

            (i) a Member's spouse, children (including adopted children), siblings or grandchildren (a "Family Member") or a trust of which one or more Family Members are the sole beneficiaries;

            (ii) with respect to a Member which is a partnership, corporation or limited liability company, such Member's partners, shareholders, members, directors, executive officers or managers, as the case may be, and to a Family Member of any such person;

            (iii) with respect to a Member which is a trust, the beneficiaries of such trust; or

            (iv) another Member.

      SECTION 10.6 LEGENDS.

      10.6.1 A legend in substantially the following form or such other reasonable form as the Manager shall provide, shall be affixed to the Certificates evidencing the Units:

      THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED TO ANY PERSON EXCEPT IN ACCORDANCE WITH THE TERMS OF THE COMPANY'S OPERATING AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE COMPANY'S OFFICES.

      10.6.2 Appropriate legends, including the following, under applicable securities laws shall be affixed to certificates evidencing the Units and issued or Transferred to purchasers in other states.

                         NOTICE TO CALIFORNIA RESIDENTS

      IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

                                   ARTICLE XI
              DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER

      11.1 EFFECT OF DEATH OR LEGAL INCOMPETENCY OF A MEMBER OF THE COMPANY. The death or legal incompetency of a Member shall not cause a dissolution of the Company or entitle the Member or his estate to a return of his Capital Account.

      11.2 RIGHTS OF PERSONAL REPRESENTATIVE. On the death or legal incompetency of a Member, his personal representative shall have all the rights of that Member for purposes of settling his estate or managing his property, including the rights of assignment and withdrawal.

      11.3 WITHDRAWAL OF MEMBERS OTHER THAN MANAGERS. With the sole discretion of the Manager reasonably exercised, the Manager may modify, eliminate or waive any such limitation on the withdrawal rights of a Member as set forth below, on a case by case basis, so long as the modifying, waiving, or elimination of the limitation does not: (a) adversely effect rights of the other Members as a whole; or (b) results in the Company being classified as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code and the Regulations thereunder. To withdraw or partially withdraw from the Company, a Member must give written notice thereof to the Manager and may thereafter obtain the Return in cash of his Capital Account, or the portion thereof, as to which he requests withdrawal, within sixty-one (61) to ninety-one (91) days after the written notice of withdrawal is delivered to the Manager, subject to the following limitations:

            11.3.1 Except with regard to the right of the personal representative of a deceased Member, no notice of withdrawal shall be honored and no withdrawal shall be made, of or for any Units, until the expiration of at least one year from the date of purchase of those Units.

            11.3.2 To assure that the payments to a Member or his representative do not impair the capital or the operation of the Company, any cash payments in return of an outstanding Capital Account shall be made by the Company only from Net Proceeds and Capital Contributions.

            11.3.3 A Member shall have the right to receive distributions in cash from his Capital Account only to the extent that cash from Net Proceeds and Capital Contributions are available. The Manager shall not be required to

(i) establish a reserve fund for the purpose of making a cash distribution of any Capital Account; (ii) use any other sources of the Company's funds other than cash from Net Proceeds and Capital Contributions; (iii) sell or otherwise liquidate any portion of the Company's investments in Loans or any other asset in order to make a cash distribution of any Capital Account.

            11.3.4 During the ninety (90) days following receipt of written notice of withdrawal from a Member, the Manager shall not refinance any Loans of the Company or reinvest any Net Proceeds or Capital Contributions in new loans or other non-liquid investments unless and until the Company has sufficient funds available in cash to distribute to the withdrawing Member the amount that he is withdrawing from his Capital Account.

            11.3.5 Subject to the restrictions on withdrawal contained in this Agreement, the amount to be distributed to any withdrawing Member shall be an amount equal to the amount of the Member's Capital Account as of the date of the distribution, as to which the Member has given a notice of withdrawal under this
Section 11.3, notwithstanding that the amount may be greater or lesser than the Member's proportionate share of the current Value of the Company's net assets.

            11.3.6 Requests by Members for withdrawal will be honored in the order in which the Manager receives them. If any request may not be honored, due to any limitations imposed by this Section 11.3 (except the one year holding limitation set forth in Subsection 11.3.1), the Manager will notify the requesting Member in writing, whose request, if not withdrawn by the Member, will be honored if and when the limitation no longer is imposed; and

            11.3.7 If a Member's Capital Account would have a balance of less than two thousand dollars ($2,000) following a requested withdrawal, the Manager, at its discretion, may distribute to the Member the entire balance in the account.

                                   ARTICLE XII
                           DISSOLUTION AND TERMINATION

      SECTION 12.1 DISSOLUTION. The Company shall be dissolved upon the earliest to occur of the following:

(a) payment to the Company of all amounts due on the Loans, and if any Loans have become Foreclosure Loans, the completion of all efforts of the Company to realize the proceeds of such Loan and the underlying collateral; or

(b) the express written consent of the Manager or the unanimous consent of the Members; or

(c)   the termination of the Company in accordance with Section 2.3; or

(d)   the entry of a decree of judicial dissolution of the Company; or

(e) the withdrawal, removal, dissolution or bankruptcy of the Manager, unless, if there is no remaining manager, a majority of the Members agree in writing to continue the business of the Company and, within six (6) months after the last remaining manager has ceased to be a manager, admit one or more managers who agree to such election and join the Company as managers.

      SECTION 12.2 LIQUIDATION. (a) Upon the dissolution of the Company, the Manager shall proceed, within a reasonable time, to sell or otherwise liquidate the assets of the Company and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Company to distribute the remaining assets to the Members, pro rata, in accordance with the positive balance in their respective Capital Accounts.

      (b) Upon dissolution, the Members shall look solely to the assets of the Company for the return of their Capital Contributions. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, who hereby is authorized to do any and all acts and things authorized by law for these purposes.

      SECTION 12.3 TERMINATION. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets, after payment of, or due provision has been taken for, and liabilities to Company creditors shall have been distributed as provided in this Agreement. Upon such termination, the Manager shall execute and cause to be filed a certificate of discontinuance of the Company and any and all other documents necessary in connection with the termination of the Company.

                                  ARTICLE XIII
                  AMENDMENT OF AGREEMENT AND POWER OF ATTORNEY

      SECTION 13.1 AMENDMENTS. Amendments to this Agreement which do not adversely affect the right of any Member in any material respect may be made by the Manager without the consent of any Member through use of the Power of Attorney, if those amendments are for the purpose of admitting Members or Substituted Members as permitted by this Agreement, including, without limitation, amendments to Schedule A hereto to reflect the admission of such Additional and Substituted Members and to reflect changes in the Capital Contributions of the Members. Amendments to this Agreement other than those described in the foregoing sentence may be made only if embodied in an instrument signed by the Manager and by Members with Capital Accounts that exceed 50% of the aggregate Capital Accounts of all Members; provided, however, that, unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall, without the prior consent of each of the Members adversely affected thereby, (i) increase the liability of any Member, (ii) decrease any Member's interest in Net Income or items of income or gain and distributions or (iii) increase any Member's interest in Net Loss or items of deduction or loss. The Manager shall send to each Member a copy of any amendment to this Agreement.

      SECTION 13.2 AMENDMENT OF CERTIFICATE OF FORMATION. In the event this Agreement shall be amended under Section 13.1, the Manager shall amend the Certificate of Formation or any other governmental filings of the Company, to the to reflect such change if it deems, such amendments to be necessary or appropriate.

      SECTION 13.3 POWER OF ATTORNEY. Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf the following: (i) any amendment to this Agreement which complies with the provisions of this Agreement and (ii) the Certificate of Formation and any other governmental filings and any amendment thereto required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company or in the Capital Contributions of the Members. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Manager and as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Manager shall have had notice thereof, (ii) may be exercised for a Member by a facsimile signature of the Manager or, after listing all of the Members, including such Member, by a single signature of the Manager acting as attorney-in-fact for all of them, and (iii) shall survive the delivery of an assignment by a Member of the whole or any portion of its Interest in the Company, except that where the assignee thereof has been approved by the Manager for admission to the Company as a Substituted Member, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge, and file any instrument necessary to effect such substitution.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

      SECTION 14.1 NOTICES. (a) All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be addressed to the Members at their addresses set forth on Schedule A or in the records maintained by the Company or to such other addresses as may have been specified in a written notice duly given to the other.

      (b) Any notices addressed as aforesaid shall be deemed to have been given
(i) on the date of delivery, if delivered by hand or overnight courier, (ii) on the date of transmission, if transmitted by facsimile, provided, that if transmitted by facsimile such transmittal is confirmed, and (iii) three (3) days after the deposit of same in the United States certified mail, return receipt requested.

      SECTION 14.2 SEVERABILITY. If any covenant, condition, term or provision of this Agreement is illegal, or if the application thereof to any Person or in any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to Persons or in circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the full extent permitted by law.

      SECTION 14.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement.

      SECTION 14.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and any Subscription Agreement or other documents executed in connection herewith represent the complete and entire agreement and understanding of the parties hereto with respect to the matters covered therein and supersede any and all previous written or oral negotiations, undertakings and commitments in writing of any nature whatsoever.

      SECTION 14.5 FURTHER ASSURANCES. The Members will execute and deliver such further instruments and do such further acts and things as may be required by the Company to carry out the intent and purposes of this Agreement.

      SECTION 14.6 SUCCESSORS AND ASSIGNS. Subject in all respects to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and permitted assigns of the respective parties hereto.

      SECTION 14.7 WAIVER OF ACTION FOR PARTITION. Each of the parties hereto irrevocably waives, during the term of the Company and during the period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

      SECTION 14.8 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Company or any other Person not a party to this Agreement.

      SECTION 14.9 REMEDIES. The rights and remedies of the Members hereunder shall not be mutually exclusive, and the exercise by any Member of any right to which it is entitled shall not preclude the exercise of any other right it may have.

      SECTION 14.10 WRITING REQUIREMENT. Except as otherwise provided in this Agreement, this Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party seeking or against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

      SECTION 14.11 WAIVER. No waiver or any breach or condition of this Agreement shall be deemed to be a waiver of any other condition or subsequent breach whether of the like or different nature.

      SECTION 14.12 APPLICABLE LAW. This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Nevada without giving effect to principles of conflict of laws.

      SECTION 14.13 SIGNATURES. The signature of the Manager shall be sufficient to bind the Company to any agreement or on any document, including, but not limited to, documents drawn or agreements made in connection with the acquisition, financing or disposition of any assets; provided, however, that the action being taken in connection therewith shall be authorized under the terms of this Agreement.

      IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement the day and year first above written.

CONREX INTERNATIONAL FINANCIAL, INC.,
D/B/A GLOBAL EXPRESS CAPITAL MORTGAGE,
as Manager


By: /s/ Connie Farris
    --------------------------------
    Connie Farris, President

                              MEMBER SIGNATURE PAGE

      IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Operating Agreement of Global Express Capital Real Estate Investment Fund I, LLC to be duly executed and delivered as of the date set forth below.

NAME OF MEMBER:                         ADDRESS FOR NOTICE (Please Print):
(Exact Name to appear on
Certificate)

______________________________________  ________________________________________

                                        ________________________________________

                                        ________________________________________

                                        ________________________________________


SIGNATURE: ___________________________  Attention:______________________________

By: __________________________________  Telecopy:_______________________________

Printed Name:_________________________  Tax Identification #:___________________

Title: _______________________________

Dollar Amount of Capital Contribution: $_____________________

Dated:________________________________

                                   SCHEDULE A

            GLOBAL EXPRESS CAPITAL REAL ESTATE INVESTMENT FUND I, LLC

                                     MEMBERS

                                        AMOUNT OF CAPITAL
NAME AND ADDRESS                        CONTRIBUTION
----------------                        -----------------
                                        $

                                        TOTAL $_____________